Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (this “Agreement”) dated as of November 20, 2019, and effective as of November 1, 2019 (the “Effective Date”), is entered into by and between Contango ORE, Inc., a Delaware corporation (“CORE”) and Juneau Exploration, L.P., a Texas limited partnership (“JEX”).  CORE and JEX may be referred to herein collectively as the “Parties” or individually as a “Party”.

RECITALS

A.            CORE is in the business of exploring in the State of Alaska for gold ore and associated minerals through Peak Gold, LLC, a Delaware limited liability company (the “Joint Venture Company”) jointly owned with a subsidiary of Royal Gold, Inc. (“Royal Gold”).

B.            CORE and JEX entered into that certain Management Services Agreement, dated as of October 1, 2016 (the “Original Agreement”), whereby JEX agreed to provide CORE certain managerial, financing, accounting and administrative services in connection with CORE’s business affairs.

C.            CORE and JEX desire to amend and restate the Original Agreement to evidence their agreement regarding certain changes to the fees payable to JEX in consideration of the services it provides to CORE.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, CORE and JEX agree, as follows:

1.            Services.

(a)            Subject to the terms and conditions set forth in this Agreement, JEX shall perform in good faith such services as may be reasonably requested from time to time by the Board of Directors of CORE (the “Board”), including, but not limited to, the services (the “Services”) set forth in the Scope of Work attached hereto and incorporated herein as Exhibit A (“Scope of Work”).  JEX agrees to perform the Services for CORE.

(b)            CORE may, from time to time, request changes in the Scope of Work.   Any changes to the Scope of Work must be mutually agreed upon between JEX and CORE before they are incorporated in written amendments to Exhibit A of this Agreement.

(c)            JEX shall perform all Services as required during the Term of this Agreement.

2.            Term of Agreement.  This Agreement shall remain in full force and effect for a term of one (1) year from the Effective Date and each month thereafter unless terminated upon ninety (90) days’ prior written notice by either Party (the “Term”).

3.            Compensation.  During the Term of this Agreement and in consideration of the Services performed by JEX hereunder, JEX shall be entitled to receive the following:

(a)            A monthly payment in the amount of $47,000 beginning the Effective Date during the Term, which payment includes an allocation of $6,900 per month for costs for office space and equipment (“Service Fees”) but excludes any allocation of payment pursuant to this Agreement to Mr. John B. Juneau who serves as the Chairman, President and Chief Executive Officer of CORE.

(b)            Reimbursement for expenses, legal costs, filing fees, SOX fees, and other third party fees incurred by JEX as well as all other reasonable and necessary expenses incurred by JEX in providing the Services (collectively, “Reimbursable Expenses”).

4.            Payments.  CORE shall promptly pay to JEX all Service Fees monthly in advance and all Reimbursable Expenses upon submission of satisfactory evidence of payment by JEX.  CORE shall not withhold, nor shall CORE be obligated to withhold, taxes or deductions from payments made to JEX.  JEX shall pay, and shall be solely responsible for payment of any applicable taxes on payments made by CORE to JEX for Services rendered under this Agreement.

5.            Ownership of Work Product.  All reports, documents or other written material developed by JEX in the performance of this Agreement shall be and remain the property of CORE without restriction, claim, lien or limitation upon its use or dissemination by CORE.

6.            Confidential Status; Disclosure of Information.  All agreements, data, reports, documents, materials or other information developed or received by JEX or provided to JEX by or on behalf of CORE shall be deemed confidential and shall not be disclosed by JEX without the prior written consent of CORE.  CORE shall grant such consent if disclosure is legally required by applicable law.

7.            Independent Contractor.

(a)            JEX is an independent contractor and shall have no power to bind CORE or to incur any debt, obligation or liability on behalf of CORE.  CORE shall not have power to bind JEX or to incur any debt, obligation or liability on behalf of JEX.

(b)            JEX shall pay all required taxes on amounts paid to JEX under this Agreement.

(c)            JEX shall fully comply with all applicable laws in rendering the Services.

(d)            CORE is not and shall not be obligated to provide any employee benefits to JEX.

8.            Indemnification.   To the fullest extent permitted by law, CORE shall, at its sole respective cost and expense, defend, protect, indemnify, and hold harmless JEX, its partners and its and their respective officers, attorneys, agents, employees, successors, and assigns (collectively, “JEX Indemnitees”) from and against any and all damages, costs, expenses, liabilities, claims, demands, causes of action, proceedings, expenses, judgments, penalties, liens, and losses of any nature whatsoever, including fees of accountants, attorneys, expert witnesses, or other professionals and all costs associated therewith (collectively, “Claims”), resulting from any negligent act, error, omission or failure to act by CORE (“CORE Indemnitor”) or, as applicable, its officers, agents, servants, employees, subcontractors, material men, suppliers or their respective officers, agents, servants or employees in connection with, resulting from, or related to this Agreement.  Subject to paragraph 10 below, to the fullest extent permitted by law, JEX shall, at its sole cost and expense, defend, protect, indemnify, and hold harmless CORE and its officers, attorneys, agents, employees, successors, and assigns (collectively, “CORE Indemnitees” and together with the JEX Indemnitees, the “Indemnitees”) from and against any and all Claims resulting from any acts constituting bad faith, willful misconduct or gross negligence by JEX (“JEX Indemnitor” and together with CORE Indemnitor, “Indemnitor”) or, as applicable, its officers, agents, servants, employees, subcontractors, material men, suppliers or their respective officers, agents, servants or employees in connection with, resulting from, or related to this Agreement.  This indemnity provision is effective regardless of any prior, concurrent, or subsequent passive negligence by Indemnitees and shall operate to fully indemnify Indemnitees against any such negligence.  This indemnity provision shall survive the termination of the Agreement and is in addition to any other rights or remedies which Indemnitees may have under the law or at equity.  Payment is not required as a condition precedent to an Indemnitee’s right to recover under this indemnity provision, and an entry of judgment against Indemnitor shall be conclusive in favor of the Indemnitee’s right to recover under this indemnity provision.  Indemnitor shall pay Indemnitees for any attorneys’ fees and costs incurred in enforcing this indemnification provision.  This indemnity is effective without reference to the existence or applicability of any insurance coverages which may have been required under this Agreement or any additional insured endorsements which may extend to Indemnitees.  This indemnity provision shall survive the termination of this Agreement and is in addition to any other rights or remedies which Indemnitees may have under the law.

9.            Limitations on Liability.   Notwithstanding anything to the contrary, neither Party shall be liable to the other Party for any punitive, incidental, special, exemplary or consequential damages arising in connection with or with respect to this Agreement.

10.          Limits of JEX Responsibility.  JEX assumes no responsibility other than to render the Services described herein in good faith and shall not be responsible for any action of CORE in following or declining to follow any advice or recommendation of JEX.  JEX, its partners, officers, employees and affiliates (“JEX Persons”) will not be liable to CORE, its shareholders, or others, except by reason of acts constituting bad faith, willful misconduct or gross negligence of JEX Persons in the provision of Services.  CORE shall reimburse, indemnify and hold harmless JEX Persons for and from any and all Claims of any nature whatsoever in respect to or arising in connection with any acts or omissions of CORE and its affiliates and any acts or omissions of any JEX Person undertaken in good faith and in accordance with the standard set forth above.  The terms of this paragraph 10 shall survive the termination of this Agreement.

11.          Mutual Cooperation.

(a)            CORE shall provide JEX with all pertinent data, documents and other requested information as is reasonably available for the proper performance of the Services by JEX.

(b)            In the event any claim or action is brought by a third party against CORE relating to JEX’s performance in connection with this Agreement, JEX shall render any assistance that CORE may reasonably request.

12.          Notices.

Any notices, bills, invoices, or reports required by this Agreement shall be deemed received on:  (a) the day of delivery if delivered by hand or overnight courier service during CORE’s and JEX’s regular business hours; or (b) on the third (3rd) business day following deposit in the United States mail, postage prepaid, to the addresses heretofore below, or to such other addresses as the Parties may, from time to time, designate in writing.

If to CORE:

Contango ORE, Inc.
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
Attention: Leah Gaines
Phone: (713) 960-1379

If to JEX:

Juneau Exploration L.P.
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
Attention: John B. Juneau
Phone: (713) 805-4086

13.          Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas.

14.          Dispute Resolution;  Arbitration.  In the event that there is any controversy, claim or dispute between the Parties arising out of or related to this Agreement, the Parties shall for a period of thirty (30) days attempt in good faith to negotiate a resolution.   If the Parties are unable in such time period to resolve the controversy, claim or dispute, either Party may, by written notice to the other Party, request that the matter be submitted to arbitration under and pursuant to the applicable commercial arbitration rules and procedures of the American Arbitration Association.  The arbitration shall be held in Houston, Texas.  The arbitrator(s) shall have no affiliation or relationship with either Party or their counsel and, when feasible, shall have training or experience in the subject matter of the dispute.  Any award or decision rendered pursuant to such rules and procedures shall be final and binding on each of the Parties hereto and their respective successors and assigns.  Such decision or award shall be in writing signed by the arbitrator(s) and shall state the reasons upon which the decision or award is based.  The arbitrator(s), in deciding any dispute, controversy or claim arising under this Agreement as provided in this Section 14, shall look to the substantive laws of the State of Texas for the resolution of the dispute, controversy or claim.  Judgment on any decision or award pursuant hereto may be entered in any court having jurisdiction thereof.

15.          No Partnership or Joint Venture.  CORE and JEX are not partners or joint venturers with each other and neither the terms of this Advisory Agreement nor the fact that CORE and JEX have joint interests in any one or more investments shall be construed so as to make them partners or joint venturers or impose any liability as such partners or joint venturers or impose any liability as such on either of them.

16.          Fidelity Bond.  JEX shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

17.          Board of Directors and Officers.  Mr. John B. Juneau is a member of the Board of Directors of CORE and is Chairman, President and Chief Executive Officer of CORE.  Mr. Juneau shall be compensated separately from the terms of this Agreement as determined in the sole discretion of the independent Directors of the Board of CORE.  Mr. Juneau, Ms. Leah Gains, Vice President and Chief Financial Officer of CORE, and any other employees of JEX who provide Services pursuant to this Agreement, may be granted restricted stock, stock options or other forms of compensation by the independent Directors of the Board of CORE as such Directors may determine in their sole discretion and while serving as Officers or Directors of CORE, shall be included in all insurance coverages that CORE may have for its Officers and Directors.

18.          JEX Interests.  Nothing herein shall prevent JEX, Juneau nor any employee of Juneau from (i) continuing to own stock or stock options in CORE, and (ii) engaging in any other business or enterprise, including engaging in oil and gas exploration, development and production.

19.          Further Assurances. Each of the Parties hereto shall do such further acts, shall perform such further actions, and shall execute and deliver such additional agreements and instruments as the other Party may reasonably require to consummate, evidence or confirm the agreements and understandings contained herein in the manner contemplated hereby.

20.          No Assignment.  JEX shall not assign or transfer any interest in this Agreement nor the performance of any of JEX’s obligations hereunder, nor shall it subcontract any of the Services or the Scope of Work without the prior written consent of CORE.

21.          Time Is Of The Essence.  Time is hereby expressly declared to be of the essence of this Agreement and of each and every provision hereof; and each and every provision hereof is hereby declared to be and made a material, essential and necessary part of this Agreement.

22.          Exhibits; Precedence.  All documents referenced as exhibits in this Agreement are hereby incorporated in this Agreement.  In the event of any material discrepancy between the express provisions of this Agreement and the provisions of any document incorporated herein by reference, the provisions of this Agreement shall prevail.

23.          Entire Agreement and Amendments.  This Agreement, and any other documents incorporated herein by specific reference, represent the entire and integrated agreement between JEX and CORE.  As of September 30, 2016, the office sublease between CORE and JEX has been terminated.  This Agreement supersedes all prior oral or written negotiations, representations or agreements.  This Agreement may not be amended, nor any provision or breach hereof waived, except in a writing signed by the Parties which expressly refers to this Agreement.

24.          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law.  If any provision of this Agreement, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

25.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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WHEREFORE, the Parties hereto have executed this Agreement as of the date first above written.

CONTANGO ORE, INC.

By:	/s/ Leah Gaines
Name:	Leah Gaines
Title:	Vice President and Chief Financial Officer

JUNEAU EXPLORATION, L.P.

By: Juneau GP, LLC
its General Partner

By:	/s/ John B. Juneau
Name:	John B. Juneau
Title:	President

Exhibit A

Scope of Work

1.           Services.  Subject to the supervision of the Board and upon its direction, and consistent with the provisions of the CORE’s Certificate of Incorporation and Bylaws, JEX shall:

(a)            advise CORE and the Board with respect to the business and affairs of CORE and the Joint Venture Company;

(b)            establish bank accounts and invest and reinvest on a short-term basis any funds of CORE and manage CORE’s short-term investments including the acquisition and sale of money market instruments;

(c)            investigate, select and conduct relations and enter into appropriate contracts on behalf of the Company with individuals, corporations and entities in furtherance of the business activities of CORE;

(d)            monitor the performance of the Joint Venture Company and report to the Board regarding its status;

(e)            obtain for CORE such services as may be required for other activities relating to the business of CORE;

(f)            administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of CORE, prepare or cause to be prepared such reports as may be required by any governmental authority in connection with the ordinary conduct of CORE’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, the securities and tax statutes of any jurisdiction in which CORE is obligated to file such reports or the rules and regulations promulgated under any of the foregoing, and prepare or cause to be pre-pared reports and statements for distribution to shareholders of CORE;

(g)            prepare budgets and similar reports for use of the Board;

(h)            provide office space and office equipment, the use of accounting or computing equipment when required, and provide personnel necessary for the performance of the foregoing services; and

(i)            from time to time, or at any time requested by the Board, provide reports to the  Board as may be reasonably requested.